Exhibit 1

GAE 2392/11

November 11, 2011

Tele Norte Leste Participações S.A.

Telemar Norte Leste S.A.

Coari Participações S.A.

Brasil Telecom S.A.

Alex Waldemar Zornig

Investor Relations Officer

Re: Exercise of withdrawal rights

Dear Sir,

We refer to the Material Fact released jointly by Tele Norte Leste Participações S.A., Telemar Norte Leste S.A., Coari Participações S.A. and Brasil Telecom S.A. (the “Companies”) on May 24, 2011, relating to the terms of the corporate reorganization to be implemented by the same, including regarding the exercise of withdrawal rights of future dissenting shareholders, as contemplated by Law No. 6,404/76.

In this respect, we request that the Companies clarify the conditions relating to the exercise of the withdrawal rights of shareholders who have conducted or expect to conduct share loan transactions through the Asset Loan Service (Serviço de Empréstimo de Ativos – BTC) administered by the BM&FBOVESPA.

We reiterate that the terms established by the Companies will be observed by the BM&FBOVESPA in the operation of the exercise of withdrawal rights and respective shareholder reimbursements, in that, pursuant to the provisions of Section VI, item 7.4 of the Operational Procedures of the Compensation, Liquidation and Management of Operational Risks Chamber of the Bovespa Segment and of the Central Depositary of Assets (the “Procedures”), the treatment to be conferred on any events not expressly provided by the Procedures, such as the exercise of withdrawal rights, will be defined by the BM&FBOVESPA on the basis of the procedures established by the company.

Sincerely,

/s/ Nelson Barroso Ortega
Nelson Barroso Ortega
Issuer Monitoring Management
BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros

c.c.	Brazilian Securities and Exchange Commission (CVM – Comissão de Valores Mobiliários)
Fernando Soares Vieira – Company Relations Department
Waldir de Jesus Nobre – Market and Intermediaries Relations Department

We clarify that a response by this company must be sent through the IPE System (Sistema IPE) exclusively, by selecting the Category: Comunicado ao Mercado and, then, Type: Eslarecimentos sobre consultas CVM/Bovespa, which will result in the simultaneous transmission of the file to the BM&FBOVESPA and the CVM.

For the market’s better understanding, the contents of this letter should be included before the company’s response.

BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros
Rua XV de Novembro, 275 – 01013-001 – São Paulo, SP
www.bmfbovespa.com.br